Exhibit 1

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of August 14, 2015, by and among (i) the funds managed by MAST Capital Management, LLC (“MAST”) identified on Annex A hereto (such funds, collectively, the “Buyer”), (ii) solely with respect to Sections 2.01(d), (e) and (f) and Article IV hereof, MAST, (iii) Indaba Capital Fund, L.P. (the “Seller”) and (iv) solely with respect to Sections 2.02(c), (d) and (e) and Article IV hereof, Indaba Capital Management, L.P. (“Indaba”). The Seller, the Buyer, MAST and Indaba are collectively referred to herein as the “Parties”.

RECITALS

WHEREAS, the Seller proposes to sell to Buyer 6,568,780 shares (the “Offered Shares”) of the common stock, par value $0.001 per share (the “Common Stock”), of Unwired Planet, Inc. (the “Issuer”); and

WHEREAS, the Seller proposes to assign to Buyer its right to designate an additional member to the Board of Directors of the Issuer (the “Director Designation Right”) pursuant to Section 7(b)(2) of that certain Securities Purchase Agreement, dated as of June 28, 2013, by and among the Issuer and the investors party thereto (as such may be amended, supplemented or otherwise modified from time to time, the “Seller SPA”).

WHEREAS, the Buyer desires to purchase from the Seller the Offered Shares and assume the Director Designation Right on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals (which are deemed to be a part of this Agreement), mutual covenants, representations, warranties and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I. PURCHASE AND SALE

Section 1.01 Purchase and Sale of Common Stock.

(a) Subject and pursuant to the terms, representations and warranties, and conditions set forth in this Agreement, the Seller agrees that it will sell to each Buyer identified on Annex A hereto, and each Buyer identified on Annex A hereto agrees that it will purchase from the Seller, the number of Offered Shares set forth next to such Buyer’s name on Annex A (the “Common Shares Transaction”).

(b) The purchase price for each share of Offered Shares is $1.0000 and, thus, the aggregate purchase price for the Offered Shares is $6,568,780 (the “Aggregate Purchase Price”).

(c) The Parties agree to use commercially reasonable efforts to cooperate with each other, and cause their agents to cooperate, in the event that the settlement of the Common Shares Transaction requires the completion and/or delivery of any additional documentation.

Section 1.02 Intentionally Omitted.

Section 1.03 Assignment and Assumption of Director Designation Right.

(a) Subject and pursuant to the terms, representations and warranties, and conditions set forth in this Agreement, the Seller agrees that it will assign to the Buyer, and the Buyer agrees that it will assume from the Seller, the Director Designation Right (the “Director Designation Right Assignment” and, together with the Common Shares Transaction, the “Transactions”) pursuant to the assignment and assumption agreement substantially in the form attached as Exhibit B hereto (the “Director Designation Right Assignment Agreement”).

(b) The Director Designation Right Assignment Agreement shall automatically and irrevocably be effective simultaneously with the settlement of the Common Shares Transaction.

Section 1.04 Efforts to Consummate. Each Party agrees to use commercially reasonable efforts to satisfy the conditions set forth in Section 3.01 of this Agreement applicable to such Party and to settle the Transactions as promptly as practical after satisfaction of the conditions set forth in Sections 3.01(a) and 3.01(b).

ARTICLE II. REPRESENTATIONS, WARRANTIES, AND AGREEMENTS

Section 2.01 Buyer’s Representations, Warranties, and Agreements. Each of Buyer and, solely with respect to clauses (d), (e) and (f) below, MAST, represents, warrants, and agrees as of the date hereof and as of the Transaction Settlement Date (as defined below) (and such representations, warranties, and agreements shall survive the sale and delivery of the Offered Shares hereunder for a period of two years from the Transaction Settlement Date, except that the representations, warranties, and agreements set forth in clauses (d), (e) and (f) shall survive through the applicable statute of limitations) as follows:

(a) Buyer has carefully reviewed (i) the financial statements filed with the Securities and Exchange Commission by the Issuer, and (ii) such other information that it and its advisors deem necessary to make its decision to enter into the Transactions.

(b) Intentionally Omitted.

(c) Buyer (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Transactions and is consummating the Transactions with a full understanding of all of the terms, conditions, and risks and willingly assumes those terms, conditions, and risks, (ii) has adequate information concerning the Offered Shares, (iii) has adequate information concerning the business and financial condition of the Issuer and any of its affiliates, (iv) acknowledges that it has sole responsibility for its own due diligence investigation and its own investment decision and (v) it has made its own informed decision to consummate the Transactions based on its own independent review and consultations with such investment, legal, tax, accounting and other advisors as it deemed necessary and is not relying on Seller or Seller’s affiliates, and each of its and such affiliates’ respective directors, officers, employees, partners, members and agents for any investment, legal, tax or accounting advice. Buyer has made its own decision concerning the Transactions without reliance on any representation or warranty by, or advice from, Seller or Seller’s affiliates, and each of its and such affiliates’ respective directors, officers, employees, partners, members and agents regarding the Offered Shares, the Issuer and/or the Transactions (other than representations and warranties set forth in this Agreement).

(d) Each of Buyer and MAST confirms that neither it nor, to its knowledge, any other person or entity acting on its behalf has provided Seller or Indaba with any information that constitutes or could reasonably be expected to constitute Excluded Information (as defined below) concerning the Issuer, other than Confidential Information, as defined in and disclosed pursuant to that certain non-disclosure agreement of even date herewith between Buyer and Seller (the “NDA”), if any. Each of Buyer and MAST acknowledges and agrees that neither Seller nor Indaba has requested from Buyer or MAST, and neither Buyer nor MAST has provided to Seller or Indaba, any Excluded Information other than, in each case, Confidential Information disclosed pursuant to the NDA, if any. Each of Buyer and MAST understands and confirms that Seller and Indaba will rely on the foregoing representations in effecting transactions in securities of the Issuer, including the Offered Shares.

(e) Seller and Indaba have informed Buyer and MAST, and Buyer and MAST each acknowledges and understands, that each of Seller and Indaba may have possession of, or may have received or obtained, confidential or material, non-public information concerning the Offered Shares and/or the Issuer (collectively, “Excluded Information”), which is not known to Buyer or MAST and, if publicly disclosed, could affect the trading price of the Offered Securities. Buyer and MAST each acknowledges and understands, based on its experience, the disadvantage to which Buyer and MAST may be subject due to any disparity of information between Buyer and MAST on the one hand and Seller and Indaba on the other. Notwithstanding any possession of Excluded Information by Seller or Indaba and the absence of disclosure thereof to Buyer or MAST, each of Buyer and MAST has deemed it appropriate, and desires, to engage in the Transactions for its own business purposes.

(f) Buyer and MAST each agrees that none of Seller, Indaba their respective affiliates, or any of their and such affiliates’ respective directors, officers, employees, partners, members and agents (collectively, the “Indaba Released Persons”) shall have any liability whatsoever to Buyer or MAST due to Seller’s or Indaba’a use and/or non-disclosure of any Excluded Information, and Buyer and MAST each hereby irrevocably (i) waives any and all actions, causes, rights or claims, whether known or unknown, contingent or matured, and whether currently existing or hereafter arising, that it may have or hereafter acquire (“Claims”) against the Indaba Released Persons, directly or indirectly, arising out of or resulting from Seller’s or Indaba’s failure to disclose any Excluded Information to Buyer or MAST, including, without limitation, Claims it may have under applicable federal and/or state securities laws, and (ii) expressly releases the Indaba Released Persons from any and all liabilities that may arise from Seller’s or Indaba’s failure to disclose any Excluded Information. Buyer and MAST each agrees that it shall not institute or maintain any cause of action, suit or complaint or other proceeding against any Indaba Released Person as a result of Seller’s failure to disclose any Excluded Information to Buyer.

(g) Buyer is:

(i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)), and

(ii) a “qualified purchaser” (as defined in Section 2(a)(51)(A) of the Investment Company Act of 1940).

(h) Buyer is acquiring its interest in the Offered Shares solely for its own account for investment purposes only and not with a view towards the resale or distribution thereof in violation of the Securities Act.

(i) Intentionally Omitted.

(j) Buyer (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions described herein.

(k) The execution and delivery by Buyer of this Agreement and the performance by Buyer of its obligations hereunder have been duly authorized by all requisite action on the part of Buyer. Assuming due authorization, execution and delivery by Seller, this Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that such enforcement (i) may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and (ii) is subject to the availability of equitable remedies, as determined in the discretion of the court before which such a proceeding may be brought.

(l) The Offered Shares offered by Seller to Buyer were not offered to Buyer by means of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act, and the rules and regulations promulgated thereunder.

(m) Buyer acknowledges and agrees that Seller is relying on Buyer’s representations, warranties, and agreements herein as a condition to proceeding with the Transactions. Without such representations, warranties, and agreements, Seller would not engage in the Transactions.

Section 2.02 Seller’s Representations, Warranties, and Agreements. Each of Seller, and, solely with respect to clauses (c), (d) and (e) below, Indaba, represents, warrants, and agrees as of the date hereof and as of the Transaction Settlement Date (and such representations, warranties, and agreements shall survive the sale and delivery of the Offered Shares hereunder for a period of two years from the Transaction Settlement Date except that the representations, warranties, and agreements set forth in clauses (c), (d) and (e) shall survive through the applicable statute of limitations) as follows:

(a) Seller has carefully reviewed (i) the financial statements filed with the Securities and Exchange Commission by the Issuer, and (ii) such other information that it and its advisors deem necessary to make its decision to enter into the Transactions.

(b) Seller (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Transactions and is consummating the Transactions with a full understanding of all of the terms, conditions, and risks and willingly assumes those terms, conditions, and risks, (ii) has adequate information concerning the Offered Shares, (iii) has adequate information concerning the business and financial condition of the Issuer and any of its affiliates, (iv) acknowledges that it has sole responsibility for its own due diligence investigation and its own investment decision and (v) it has made its own informed decision to consummate the Transactions based on its own independent review and consultations with such investment, legal, tax, accounting and other advisors as it deemed necessary and is not relying on Buyer or Buyer’s affiliates, and each of its and such affiliates’ respective directors, officers, employees, partners, members and agents for any investment, legal, tax or accounting advice. Seller has made its own decision concerning the Transactions without reliance on any representation or warranty by, or advice from, Buyer or Buyer’s affiliates, and each of its and such affiliates’ respective directors, officers, employees, partners, members and agents regarding the Offered Shares, the Issuer and/or the Transactions (other than representations and warranties set forth in this Agreement).

(c) Each of Seller and Indaba confirms that neither it nor, to its knowledge, any other person or entity acting on its behalf has provided Buyer or MAST with any information that constitutes or could reasonably be expected to constitute Excluded Information concerning the Issuer. Each of Seller and Indaba acknowledges and agrees that neither Buyer nor MAST has requested from Seller or Indaba, and neither Seller nor Indaba has provided to Buyer or MAST, any Excluded Information. Each of Seller and Indaba understands and confirms that Buyer and MAST will rely on the foregoing representations in effecting transactions in securities of the Issuer, including the Offered Shares.

(d) Buyer and MAST have informed Seller and Indaba, and Seller and Indaba each acknowledges and understands, that each of Buyer and MAST may have possession of, or may have received or obtained, Excluded Information, which may not be known to Seller or Indaba and, if publicly disclosed, could affect the trading price of the Offered Shares. Seller and Indaba each acknowledges and understands, based on its experience, the disadvantage to which Seller and Indaba may be subject due to any disparity of information between Seller and Indaba on the one hand and Buyer and MAST on the other. Notwithstanding any possession of Excluded Information by Buyer or MAST and the absence of disclosure thereof to Seller or Indaba, each of Seller and Indaba has deemed it appropriate, and desires, to engage in the Transactions for its own business purposes.

(e) Seller and Indaba each agrees that none of Buyer, MAST their respective affiliates, or any of their and such affiliates’ respective directors, officers, employees, partners, members and agents (collectively, the “MAST Released Persons”) shall have any liability whatsoever to Seller or Indaba due to Buyer’s or MAST’s use and/or non-disclosure of any Excluded Information, and Seller and Indaba each hereby irrevocably (i) waives any and all actions, causes, rights or claims, whether known or unknown, contingent or matured, and whether currently existing or hereafter arising, that it may have or hereafter acquire (“Claims”) against the MAST Released Persons, directly or indirectly, arising out of or resulting from Buyer’s or MAST’s failure to disclose any Excluded Information to Seller or Indaba, including, without limitation, Claims it may have under applicable federal and/or state securities laws, and (ii) expressly releases the MAST Released Persons from any and all liabilities that may arise from Buyer’s or MAST’s failure to disclose any Excluded Information. Seller and Indaba each agrees that it shall not institute or maintain any cause of action, suit or complaint or other proceeding against any MAST Released Person as a result of Buyer’s failure to disclose any Excluded Information to Seller.

(f) Seller (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions described herein.

(g) The execution and delivery by Seller of this Agreement and the performance by Seller of its obligations hereunder have been duly authorized by all requisite action on the part of Seller. Assuming due authorization, execution and delivery by Buyer, this Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that such enforcement (i) may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and (ii) is subject to the availability of equitable remedies, as determined in the discretion of the court before which such a proceeding may be brought.

(h) Seller is the sole beneficial owner of the Offered Shares, has good title to the Offered Shares, and Seller’s right, title and interest in the Offered Shares are free and clear of all liens, claims, encumbrances, voting trusts, voting agreements, transfer restrictions and other restrictions of any nature whatsoever.

(i) Other than pursuant to this Agreement, Seller has not granted, created or entered into any currently existing option, purchase agreement, redemption agreement, call or right to subscribe of any character relating to the Offered Shares.

(j) The Offered Shares offered by Seller to Buyer were not offered to Buyer by means of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act, and the rules and regulations promulgated thereunder. Seller has not offered to sell any portion of the Offered Shares or any interest therein in a manner which would require the sale of the Offered Shares to Buyer hereunder to be registered under the Securities Act or any other applicable securities laws.

(k) Seller acknowledges and agrees that Buyer is relying on Seller’s representations, warranties, and agreements herein as a condition to proceeding with the Transactions. Without such representations, warranties, and agreements, Buyer would not engage in the Transactions.

ARTICLE III. CONDITIONS

Section 3.01 Buyer’s obligation to consummate the Transactions shall be subject to the following conditions:

(a) Seller shall have executed the Director Designation Right Agreement; and

(b) The Issuer shall have acknowledged, in writing, Buyer’s assumption of Seller’s right to designate a director pursuant to Section 7(b)(2) of the Seller SPA, and effective, as of the date the Common Shares Transaction settles, Buyer rather than Seller will hold such designation right under the Seller SPA; and

(c) With respect to the Director Designation Right Assignment, the Common Shares Transaction shall have been consummated in accordance with the terms hereof (the date that the Director Designation Right Assignment settles, the “Transaction Settlement Date”).

ARTICLE IV. MISCELLANEOUS

Section 4.01 Binding Agreement. This Agreement shall be binding upon, and shall inure solely to the benefit of, each of the parties hereto and each of their respective heirs, executors, administrators, successors and permitted assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

Section 4.02 Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and may be amended only by written execution by both parties.

Section 4.03 Governing Law. THIS AGREEMENT SHALL BE ENFORCED, GOVERNED AND CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAWS PRINCIPLES OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF SUCH STATE.

Section 4.04 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one in the same agreement.

Section 4.05 Execution and Delivery. A facsimile, PDF, or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties by facsimile, e-mail, or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding, and effective for all purposes. The parties hereto hereby agree that neither shall raise the execution of facsimile, PDF, or other reproduction of this Agreement, or the fact that any signature or document was transmitted or communicated by facsimile, e-mail, or similar electronic transmission device, as a defense to the formation of this Agreement.

Section 4.06 Further Assurances. Promptly upon reasonable request by either party hereto, the other party shall execute, acknowledge, deliver, register and re-register any and all such further conveyances, agreements, assignments, notices of assignment, transfers, certificates, assurances and other instruments as such requesting party may reasonably seek from time to time in order to carry out the purposes of this Agreement.

Sectio 4.07 Confidentiality. Each party hereto agrees that, without the prior written consent of the other party hereto, it will not disclose the terms and contents of this Agreement to any person or entity, except that either party may make any such disclosure (a) as required to implement or enforce this Agreement; (b) to the extent required by applicable laws or regulations or by the order of any court or compulsory legal process, including, without limitation, disclosure of information that counsel for the party recommends be disclosed in any filing required by Sections 13 or 16 of the Securities Exchange Act of 1934 and the regulations promulgated thereunder; (c) to its and its affiliates’ investors or its and such investors’ auditors and professional consultants (which disclosure may include, without limitation, a disclosure in such party’s financial statements); (d) to its affiliates and its affiliates’ respective directors, partners, members, managers, investors, officers, principals, employees, legal counsel, auditors and other professional consultants; (e) to any potential assignee, participant, transferee or sub-buyer, provided, that, with respect to a disclosure made pursuant to this subsection (e), any such parties shall be obligated to maintain the confidentiality provisions contained herein and (f) to the Issuer and its representatives to the extent necessary to consummate the Transactions following execution hereof. Notwithstanding the foregoing, nothing herein shall limit the obligations of Seller, Indaba, Buyer or MAST under the NDA.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SELLER:

INDABA CAPITAL FUND, L.P.

By:	Indaba Partners, LLC, its General Partner

By:	/s/ Derek C. Schrier
Name:	Derek C. Schrier
Title:	Managing Partner & CIO

Solely with respect to Sections 2.02(c), (d) and (e) and Article IV of this Agreement:

INDABA CAPITAL MANAGEMENT, L.P.

By:	/s/ Derek C. Schrier
Name:	Derek C. Schrier
Title:	Managing Partner & CIO

[Signature Page to Securities Purchase Agreement]

BUYER:

MAST CREDIT OPPORTUNITIES I MASTER FUND LIMITED

By:	/s/ Adam Kleinman
Name:	Adam Kleinman
Title:	Authorized Signatory

MAST OC I MASTER FUND, L.P.

By:	Mast OC I IA, LLC, its General Partner

By:	/s/ Adam Kleinman
Name:	Adam Kleinman
Title:	Authorized Signatory

MAST SELECT OPPORTUNITIES MASTER FUND, L.P.

By:	Mast Select GP, LLC, its General Partner

By:	/s/ Adam Kleinman
Name:	Adam Kleinman
Title:	Authorized Signatory

MAST ADMIRAL MASTER FUND, L.P.

By:	Mast Admiral GP, LLC, its General Partner

By:	/s/ Adam Kleinman
Name:	Adam Kleinman
Title:	Authorized Signatory

Solely with respect to Sections 2.01(d), (e) and (f) and Article IV of this Agreement:

MAST Capital Management, LLC

By:	/s/ Adam Kleinman
Name:	Adam Kleinman
Title:	Authorized Signatory

[Signature Page to Securities Purchase Agreement]

APPENDIX A

Name of Fund	Number of Offered Shares to Be Purchased by Fund
Mast Credit Opportunities I Master Fund Limited	1,404,237
Mast OC I Master Fund, L.P.	3,411,849
Mast Select Opportunities Master Fund, L.P.	1,351,329
Mast Admiral Master Fund, L.P.	401,365

Total	6,568,780

[Appendix A]

APPENDIX B

Director Designation Right Assignment Agreement

[Appendix B]